BlackBerry Provides Additional Details Regarding Proposed Debt Refinancing
WATERLOO, ONTARIO – August 21, 2020 – BlackBerry Limited (NYSE: BB; TSX: BB) is providing in this press release additional disclosure concerning the proposed refinancing of its outstanding US$605 million principal amount of 3.75% unsecured convertible debentures (TSX: BB.DB.V) (the “3.75% Debentures”), which mature on November 13, 2020. The Company announced the proposed refinancing on July 22, 2020, and intends to complete the transaction on September 1, 2020.
Background
After the 3.75% Debentures became a current liability of the Company in late 2019, the Company began to actively consider options to refinance all or a part of the 3.75% Debentures, having regard to potential uses of the Company’s available cash resources and its liquidity needs going forward.  Options for obtaining financing through public or private offerings of securities were impacted by the onset of the COVID-19 pandemic in North America in early March, with continuing pressure on market sentiment and the valuation of the Company’s common shares through the second quarter of 2020. Nevertheless, the Company worked with prospective underwriters in furtherance of a potential private marketed convertible debt offering targeted to U.S. investors, should market conditions and available financial terms prove favourable.
In late June 2020, the Company’s Board of Directors authorized a pricing committee consisting of Mr. Chen (the Company’s Executive Chair and Chief Executive Officer) and Ms. Stymiest (the Chair of the Audit and Risk Management Committee of the Board) to make decisions in relation to a proposed offering in the following week, subject to market conditions.  Promptly after that Board meeting, Mr. Watsa, Lead Director of the Company and the Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited (“Fairfax”), approached Mr. Chen to express interest in extending the term of Fairfax’s existing financing for three years with a coupon and conversion price comparable to the terms anticipated by the Company’s underwriters for the marketed offering.
The Company’s Board met on two occasions in late June and early July, without Mr. Watsa in attendance, to discuss the Fairfax proposal. Perella Weinberg Partners LP provided financial advice to the Board, including a comparison of the Fairfax proposal against the potential marketed offering and a discussion of risks associated with the two alternatives, including certainty of execution and the expected future profile of the securityholder base.  The Company’s relationship with Fairfax, including public perceptions thereof, was discussed by the Board.  The Board authorized management to proceed with the development of the Fairfax proposal with the objective of reaching agreement on terms that would be consistent with, or superior from the perspective of the Company to, the terms expected to be available in a marketed offering, based on advice from the Company’s financial advisors and prospective underwriters.  The Board also required that the conversion price represent an acceptable premium over market at the time of announcement.
Negotiations with Fairfax ensued, with Tim Dattels (a member of the Board) and members of management conducting negotiations on behalf of the Company with Mr. Watsa and other members of Fairfax management.  As noted above, Mr. Watsa did not participate in any Board discussion of the Fairfax proposal, or in the decision to proceed with the Fairfax proposal in lieu of another financing option, and he did not vote on the resolution to approve the proposed transaction. The Company was advised in the process by independent Canadian and U.S. counsel, Torys LLP and Morrison & Foerster LLP.  Fairfax was advised by McCarthy Tétrault LLP.

Terms and Structure of the Proposed Transaction
Ultimately, the parties agreed on the proposed refinancing involving the issuance of 1.75% unsecured convertible debentures of the Company (“1.75% Debentures”) with a three-year term and a conversion price of US$6.00, which represented a premium to market of approximately 25% at the time of announcement.
The terms of the 1.75% Debentures and the 3.75% Debentures are equivalent in all material respects, except for the interest rate payable, the maturity dates, the conversion price, and the addition of a “blocker” provision under which the 1.75% Debentures cannot be converted to the extent that, after giving effect to the conversion, the holder would beneficially own or exercise control or direction over more than 19.99% of the Company’s then issued and outstanding shares (determined in accordance with applicable Canadian securities laws).
Additionally, Fairfax will be subject to a separate “standstill” provision to the effect that it and its affiliates will not: (i) acquire or offer to acquire by any means whatsoever beneficial ownership of any Common Shares, (ii) without limiting clause (i) above, acquire or offer to acquire by any means whatsoever beneficial ownership of any securities of the Company if, following any such acquisition, Fairfax would, directly or indirectly, together with their joint actors, beneficially own more than 19.99% of the outstanding Common Shares (assuming, for this purpose, the conversion into, or exchange or exercise for, Common Shares of all securities beneficially owned by Fairfax and their joint actors that are convertible into, or exchangeable or exercisable for, Common Shares), (iii) propose or seek to effect any merger, business combination, tender offer, exchange offer, take-over bid, statutory arrangement, material asset purchase transaction or other change of control, business combination or business disposition transaction involving the Company, its shareholders (in their capacity as shareholders of the Company) or its securities, (iv) effect, conduct or participate in any solicitation of proxies with respect to any securities of the Company (other than any solicitation of proxies conducted by management of the Company), it being recognized that Fairfax shall, however, be entitled to vote their Common Shares in their sole discretion, (v) otherwise attempt to control the management or Board of the Company, (vi) make any public announcement or disclosure regarding an intention to do any action restricted by any of the foregoing, or (vii) advise, assist, encourage or act as a financing source for or otherwise join with or invest in any other person in connection with any action restricted by any of the foregoing, in each case without the prior written consent of the Company.  These restrictions will cease to apply after six months or following the announcement or disclosure of a Company-supported take-over bid or a third party agreement with the Company to acquire a majority of the Company’s assets or voting securities.
The Company believes that the terms of the proposed transaction align with the Company’s objectives of reducing its overall indebtedness, significantly reducing its interest expense and managing potential future dilution in a manner that does not introduce Fairfax as a control person, while also avoiding unfavourable stock price impacts and trading activity that might be expected to result from a widely-marketed offering of convertible debentures.
Structurally, the refinancing will be completed in a manner analogous to the process followed when the Company issued the 3.75% Debentures in 2016. The Company will cause the early redemption of all of the outstanding the 3.75% Debentures on September 1, 2020 for 101.6854508% of the principal amount, which is equal to the face value of the 3.75% Debentures plus the ordinary interest payment due on September 1, 2020 and the final interest payment that would otherwise be due on the scheduled November 13, 2020 maturity date.  No early redemption premium or other incremental amounts will be payable to Fairfax or the other holders of the 3.75% Debentures; the only change to their pre-existing economic interests is that they will effectively receive their final interest payment on September 1 instead of on November 13.

Fairfax will effectively exchange the US$500,000,000 principal amount repaid to it in respect of the 3.75% Debentures beneficially owned or controlled by Fairfax and its affiliates for an equivalent principal amount of 1.75% Debentures.  Another institutional holder that is not related to the Company or Fairfax will also effectively exchange approximately US$35,000,000 principal amount of 3.75% Debentures for 1.75% Debentures.
Related Party Considerations
The Company understands that, as of July 21, 2020, Fairfax and certain of its wholly-owned or controlled subsidiaries, including Hamblin Watsa Investment Counsel Ltd. (collectively, the “Fairfax Group”), beneficially owned or exercised control or direction over approximately 46,724,700 Common Shares representing approximately 8.4% of the issued and outstanding common shares of the Company (the “Common Shares”) on a non-diluted basis, or 96,724,700 Common Shares representing approximately 16.0% of the issued and outstanding Common Shares assuming conversion of all 3.75% Debentures that the Fairfax Group beneficially owns, controls or directs. After giving effect to the proposed transaction, the Fairfax Group will beneficially own, or exercise control or direction over the same number of Common Shares on a non-diluted basis, or 130,058,033 Common Shares, or 20.3% of 638,852,187 Common Shares issued and outstanding on a partially diluted basis.  However, as discussed above, the 1.75% Debentures will include “blocker” language to preclude the exercise of the conversion right to the extent that it would result in a holder and its joint actors beneficially owning, or exercising control or direction over, more than 19.99% of the outstanding Common Shares after giving effect to the conversion.  In light of the foregoing, the Company does not believe that Fairfax’s participation in the refinancing will materially affect the control of the Company, including as that term is applied for the purposes of the TSX Company Manual.
Based on its current ownership level, although the Fairfax Group is not an insider of the Company for purposes of the TSX Company Manual, as its undiluted ownership is below 10%, it is a “related party” based on its partially diluted ownership for purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators (“MI 61-101”). The Company considered the application of MI 61-101 to the proposed transaction and determined that the exemptions from the valuation and minority approval requirements in sections 5.5(a) and 5.7(a) of MI 61-101 would be available (the “25% exemption”).  The 20-day average closing price of the Common Shares on the TSX on June 30, 2020 was C$6.99, or US$5.13 based on the June 30 daily Bank of Canada exchange rate, and the Company had approximately 555,836,378 Common Shares issued and outstanding on that date. Accordingly, the Company’s market capitalization was approximately US$2.85 billion at that date, and 25% of this amount is approximately US$712 million.
When the Company redeems the 3.75% Debentures in the proposed transaction, Fairfax will receive US$500,000,000 in repayment of the principal amount of the 3.75% Debentures that it holds and then will return that amount to the Company in consideration for 1.75% Debentures. The economic value and subject matter of this exchange transaction is US$500,000,000, plus the value of the interest that Fairfax would otherwise be paid to maturity as described above. The interest entitlement will be the same for Fairfax and all other holders of the 3.75% Debentures and no other consideration or benefit is payable to or to be received by the Fairfax Group and its affiliates in connection with the transaction. In the case of Fairfax, the aggregate interest amount is US$8,427,254.10.
Having regard to the limited time remaining to maturity of the 3.75% Debentures, the trading price of the 3.75% Debentures (only trading at a 1% premium to par, with limited liquidity) and the fact that no incremental value or consideration will be received by the holders of the 3.75% Debentures relative to their existing entitlements, the Company does not believe that the early redemption provides any material value or benefit to the debentureholders. Accordingly, the Company does not believe that the subject matter or economic effect of the accelerated maturity of the 3.75% Debentures is a material factor that would compromise the availability of the 25% exemption.
The Company is relying on an exception in Section 312.03T of the New York Stock Exchange Listed Company Manual from the New York Stock Exchange shareholder approval requirements for the issuance of the 1.75% Debentures to Fairfax.  In addition to the Board approval noted above, the Audit and Risk Management Committee of the Board, which is comprised solely of independent, disinterested directors, has approved reliance on this exception and determined that the transaction is in the best interest of the Company and its shareholders.
About BlackBerry
BlackBerry (NYSE: BB; TSX: BB) provides intelligent security software and services to enterprises and governments around the world. The company secures more than 500M endpoints including over 175M cars on the road today. Based in Waterloo, Ontario, the company leverages AI and machine learning to deliver innovative solutions in the areas of cybersecurity, safety and data privacy solutions, and is a leader in the areas of endpoint security management, encryption, and embedded systems.  BlackBerry’s vision is clear - to secure a connected future you can trust.

BlackBerry. Intelligent Security. Everywhere.

For more information, visit BlackBerry.com and follow @BlackBerry.

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